Exhibit 10.11

NON-EXCLUSIVE AIRCRAFT DRY LEASE AGREEMENT
This AIRCRAFT DRY LEASE AGREEMENT (this “Agreement”) is made and entered into and effective this 15th day of October, 2015 (the “Effective Date”), by and between JJ Spud LLC, a Utah limited liability company (“Lessor”), and Domo, Inc., a Utah corporation (“Lessee”),
RECITALS
A.    Lessor is the owner of that certain 2006 Cessna Model 525B (CJ3), with manufacturer’s serial number 525130069, and Federal Aviation Administration (“FAA”) registration number N535DT (the “Airframe”), equipped with two Williams/Rolls engines bearing serial numbers 141145 and 141146 (the “Engines”), as described in more detail on Exhibit A attached hereto, together with all components, accession, systems, appliances, parts, instruments, accessories, furnishings and any manufacturer’s or third-party warranties, any manufacturer service programs in connection with the Aircraft and other equipment installed thereon or attached thereto on the date hereof, all specified avionics, equipment, spare parts and loose equipment and all logs, weight and balance documents, wiring diagrams, manuals and other records and documentation pertaining to the operation and maintenance of such Aircraft in Lessor’s possession or under its control (the foregoing with the Airframe and Engines, collectively, the “Aircraft”).
B.    Lessor desires to lease the Aircraft to Lessee, and Lessee desires to lease the Aircraft from Lessor, on a non-exclusive “dry lease” basis, in accordance with the terms and conditions stated in this Agreement.
AGREEMENT
NOW THEREFORE, for the mutual promises, covenants and agreement hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:
1.Lease of Aircraft. Lessor hereby agrees to lease to Lessee the Aircraft, without crew on a non-exclusive basis, subject to the availability of the Aircraft when Lessee desires to operate the same, and at the price and pursuant to terms and conditions herein contained.
2.    Term and Termination.
(a)    Term. The term of this Agreement shall commence on the Effective Date and shall continue for a term of one (1) year (the “Term”). The Term of this Agreement shall be renewed for successive one (1) year periods without action by either of the parties hereto, and the word “Term” shall also be deemed to refer to all extended or renewal terms and all provisions of this Agreement shall apply during any such extension or renewal term, except as may otherwise be specifically provided in writing.
(b)    Termination. In addition to any other termination provisions contained in this Agreement, either party hereto may terminate this Agreement at any time upon the delivery to the other party of at least thirty (30) days’ written notice. Upon termination of this Agreement, Lessee shall return to Lessor the Aircraft in the same condition as delivered to Lessee by Lessor, normal wear and tear excepted, at such location as Lessor shall direct. Lessee shall also return all logs, equipment, manuals and data associated with the Aircraft, including without limitation, inspection, modification and overhaul records required to be maintained with respect to the Aircraft under this Agreement or under the applicable rules and regulations of the FAA or the manufacturer’s recommended maintenance program, along with a current effective FAA airworthiness certificate. Lessee shall, upon request, assign to Lessor its rights under any manufacturer’s maintenance service contract or extended warranty for the Aircraft or any part thereof. Within thirty (30) days after the termination of this Agreement, the parties shall make a full accounting and settle all accounts between them.
3.    Rental and Expenses.
(a)    Rental Payment. Lessee agrees to pay to Lessor based upon Aircraft flight time at the rate of $3,275.65 per hour (the “Rent”), paid monthly in arrears. Lessee shall make each payment of Rent on or before the fifteenth (15th) day of the month immediately following the end of the applicable month. The Rent may be adjusted by the mutual consent of the parties.
(b)    Taxes.
(i)    Sales Tax. Lessee shall pay sales tax on the Rent paid by Lessee to Lessor and Lessor shall remit such sales tax to the Utah State Tax Commission (“Sales Tax”). As of the Effective Date the applicable sales tax rate for Provo, Utah County, Utah is six and 75/100 percent (6.75%). The parties acknowledge and agree that the applicable sales tax rate is subject to change, whether or not as a result of the actions of either party, and that this Section 3(b)(i) shall be automatically amended, without the need for action by either party, to reflect any new applicable sales tax rate.
(ii)    Other. All payments due hereunder, including the Rent but excluding any Sales Tax, shall be made free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions now or hereafter imposed by an governmental or taxing authority. Taxes which Lessee may incur while operating the Aircraft include, but are not limited to, fuel excise taxes, airport taxes, use tax, over flight fees or taxes and customs duties or other foreign taxes relating to international travel.
(c)    Positioning and Repositioning Charges. Lessee shall be responsible for accepting the Aircraft from Lessor, and returning the Aircraft to Lessor at Provo Municipal Airport (“Home Base”), or any other airport agreed between the parties. If Lessee commences or ends its lease of the Aircraft at a point other than Home Base, Lessee shall, in Lessor’s sole discretion, be assessed an additional charge equivalent to Lessor’s costs in positioning the Aircraft from Home Base to the delivery point, or repositioning the Aircraft back to Home Base from the point of return. Lessor may, upon at least ten (10) days’ prior written notice to Lessee, change the Home Base to such other location specified in such notice.
(d)    Lessee Reimbursement for Incidental Charges. Lessee shall be responsible for all incidental charges for any flight during the Term, including but not limited to, fuel costs, catering, hangaring and tie down charges away from the Aircraft’s Home Base, land fees, federal excise taxes, airport taxes or similar charges, customs, immigration or similar charges related to international flight and any additional insurance premiums required for specific flights during the Term. In the event any such charges are made to Lessor by service providers, Lessee shall promptly reimburse Lessor for such costs.
(e)    Lessor Reimbursement for Certain Charges. Lessor has incorporated the cost of maintenance and repairs into the Rent. In the event any charges for maintenance and repairs are paid directly by Lessee, Lessor shall promptly reimburse lessee for such cost, or deduct as an offset against Rent such costs.
(f)    Invoicing for Payment. No later than the fifth (5th) day of each month, Lessor shall deliver to Lessee an invoice, in a form mutually acceptable to the parties hereto, which shall at least set forth the number of hours Lessee used the Aircraft during the immediately preceding month, the total amount of Rent for such month and any taxes due or owing with respect to such Rent payment. Lessee shall pay to Lessor on or before the fifteenth (15th) day of the month, all undisputed amounts set forth in any invoice delivered by Lessor to Lessee, by check or money order payable to “B Spud LLC,” or shall wire transfer funds to an account previously designated by Lessor. If all or any portion of any invoiced amount is disputed by either party, the parties shall use their commercially reasonably efforts to resolve such dispute. Notwithstanding Lessor’s failure to send the required invoices as set forth herein, Lessee shall still be responsible for paying, on a timely basis, any and all amounts owed to Lessor under this Agreement.
(g)    Procedure to Request Rental of Aircraft. Lessee may make requests for rental of the Aircraft for a specified period of time (a “Rental Period”) to Lessor either orally or in writing. Requests should be made as far in advance as possible before the intended commencement of such requested Rental Period.
(h)    Availability. Lessor is making the Aircraft available to Lessee for dry lease, subject only to its availability and Lessor’s standard scheduling procedures.
(i)    Non-availability or Delay Due to Unanticipated Causes. Lessor shall promptly notify Lessee if the Aircraft cannot be delivered for a Rental Period due to an unanticipated delay, such as weather or mechanical related delays. Lessor shall not be responsible for any loss, injury, damage, delay or cancellation or any consequential or incidental damages or costs incurred by Lessee caused by such delay or cancellation.
4.    Operation of Aircraft by Lessee.
(a)    Operational Control and FAR Part 91 Compliance. During Lessee’s use of the Aircraft during the Term, Lessee is and shall be the sole operator of the Aircraft and have sole operational control of the Aircraft. As used herein, “operational control” means the exercise of authority over initiating, conducting or terminating each flight. Additionally, Lessee is responsible for operating the Aircraft in accordance and compliance with this Agreement and all laws, ordinances and regulations relating to the possession, use, operation and/or maintenance of the Aircraft, including but not limited to all applicable Federal Aviation Regulations (“FARs”) and U.S. Department of Transportation regulations.

(b)    Selection of Flight Crew. Lessee shall hire (as an independent contractor or employee), in its sole and absolute discretion, a pilot, co-pilot and, if needed, flight crew, to fly the Aircraft; provided, however, that such pilot, co-pilot and flight crew shall be professionally trained and qualified to perform their designated functions, and any pilots or copilots shall hold at a minimum a valid pilot certificate instrument rating and any other certificate, type, rating or endorsement appropriate for the Aircraft, purpose of flight, condition of flight or as otherwise required by the FARs or the insurance required to be provided under Section 5 of this Agreement. Lessee shall be responsible for compensating such pilot, co-pilot and flight crew for services performed on behalf of Lessee. The Aircraft will, whenever used by Lessee, be operated by such duly qualified pilots, co-pilots and flight crew.
(c)    Care and Use. Lessee shall use and operate the Aircraft in a careful and proper manner. Lessee shall operate the Aircraft in accordance with the flight manual and all manufacturer’s suggested operating procedures. Neither party shall operate, use or maintain the Aircraft (i) in violation of any airworthiness certificate, license or registration relating to the Aircraft, (ii) in violation of any representation or warranty made with respect to the insurance on the Aircraft or any term or condition of such insurance policy, or (iii) contrary to any law or regulation.
(d)    Limits of Operations. Lessee shall use the Aircraft only for and on account of its business and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation for hire (except in accordance with the provisions of FAR 91.501) or for any illegal purpose. Additionally, Lessee expressly agrees that it shall not operate the Aircraft or allow the Aircraft to be operated or located:
(i)    in any geographic area excluded from coverage by any insurance policy in effect with respect to the Aircraft or in a way that would violate or compromise such insurance policy;
(ii)    in any area to which travel or flights are restricted or prohibited by law;
(iii)    in areas that are war zones or recognized as threatened or actual areas of hostilities; or
(iv)    in any area which, for whatever reason, to a prudent operator of similar aircraft would present an unreasonable risk of harm to such aircraft or to passengers or property on such aircraft.
(e)    Documentation. Lessee shall maintain all records, logs and other materials required by the FARs and the FAA to be maintained in respect to the Aircraft and shall make the same available to Lessor for inspection and auditing.
(f)    Maintenance and Repair. Lessor, at its own expense, will promptly repair or replace all parts, appliances, components, instruments, accessories and furnishings that are installed in or attached to the Aircraft that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever during the Term. Should the Aircraft require unscheduled or “on-condition” maintenance while in the possession of Lessee under this Sublease, Lessee shall so notify Lessor, which shall arrange for the performance of such maintenance.
(g)    Right to Inspect. Lessor and its authorized representatives shall, at all reasonable times, have the right to enter the premises where the Aircraft may be located for the purpose of inspecting and examining the Aircraft, its condition, use and operation and any books and records of Lessee relating thereto to ensure Lessee’s compliance with its obligations under this Agreement. Notwithstanding the foregoing rights, Lessor has no duty to inspect and shall not incur any liability or obligation by reason of not making any such inspection.
(h)    Reports. Lessee shall provide Lessor with the following:
(i)    Notice of the Aircraft’s location and location of all information, logs, documents and records relating to the Aircraft, the Aircraft’s use, maintenance and / or condition immediately upon request;
(ii)    Notice of loss or damage to the Aircraft;
(iii)    Notice of any incident involving the Aircraft causing personal injury or property damage, within five (5) days of such accident; it being understood that Lessee shall cooperate with Lessor in any investigation instituted by Lessor and in the recovery of damages from third persons liable therefor;
(iv)    Such information as may be required to enable Lessor to file, or to provide to Lessor, any reports required by any governmental authority in regards to the Aircraft; and
(v)    Such other documents or reports required under this Agreement or as Lessor may otherwise reasonably request.
5.    Insurance and Liability.
(a)    Primary Liability and Property Damage Insurance. Lessee shall maintain in effect, at its own expense, third-party Aircraft liability insurance, passenger legal liability insurance and property damage liability insurance during the Term in such amounts as are customary for similar aircraft. Each liability policy shall be primary without right of contribution from any other insurance that is carried by Lessor, and expressly provide that all provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. Additionally, all insurance shall (1) name Lessor and Lessor’s officers, directors, employees and affiliates as additional insureds and (2) provide that not fewer than thirty (30) days’ advance written notice shall be given to Lessor of cancellation or material change, lapse of coverage or non-renewal of the policy. Furthermore, any insurance policy carried by Lessee in accordance with this Section 5 may be subject to a deductible amount which is customary under policies insuring similar aircraft similarly situated. Lessee agrees that in the event of an insurable claim, Lessee will bear the costs up to the deductible amount.

(b)    Insurance Against Physical Damage. Lessor shall maintain in effect, at its own expense, all-risk ground and flight Aircraft hull insurance covering the Aircraft. Any such insurance shall be during the Term for an amount customary for similar aircraft.
(c)    Additional Insurance for Lessor. Lessor may, at its discretion, obtain additional insurance covering the Aircraft.
(d)    Certificate of Insurance. Lessee shall deliver to Lessor a certificate of insurance evidencing the insurance required to be maintained by Lessee under this Section 5. Upon each renewal of any insurance policy described in this Section 5, Lessee shall deliver to Lessor a certificate of insurance evidencing the coverages, limits of liability and any special provisions required by this Section 5.
(e)    Loss or Destruction of the Aircraft. In the event that, in the opinion of Lessor, the Aircraft is lost, stolen, damaged beyond repair, confiscated, seized or its use appropriated by any government or instrumentality thereof, this Agreement shall terminate and the proceeds of the insurance policy or policies shall be payable to Lessor.
(f)    Mutual Waiver of Liability Claims. Except as specifically set forth in this Agreement, the parties each hereby agree that each shall indemnify and hold harmless the other party, and the other party’s respective officers, directors, agents, employees, servants, attorneys, insurers, coinsurers, reinsurers, indemnitors, parents, subsidiaries, affiliates, predecessors, successors and assigns from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including reasonable legal fees and expenses, of whatsoever kind and nature including, without limitation, personal injury or death (collectively, “Liabilities”), that could be asserted by such party against the other party directly or indirectly (including but not limited to claims raised against such party by any third party, employee, agent or other person or entity not a party to this Agreement) arising out of the lease, sublease, possession, rental, use, condition, operation, transportation, return, storage or disposition of the Aircraft or any part thereof (including without limitation, Liabilities in any way relating to or arising out of latent or other defects, whether or not discoverable by a party or any other person, injury to persons or property or strict liability in tort); provided, however, that neither party shall be required to indemnify or hold harmless the other party for Liabilities resulting from such other party’s gross negligence or willful misconduct; provided further, that neither party shall be entitled to any special, punitive or consequential damages, including but not limited to damages for lost profits.
6.    Representations and Warranties of Lessor.
(a)    Lessor’s Warranties. Lessor hereby represents and warrants to Lessee the following:
(i)    Lessor is the sole owner of the Aircraft.
(ii)    Lessor has the right to lease the Aircraft to Lessee pursuant to this Agreement.

(iii)    Lessor has adequate power and capacity to enter into and perform Lessor’s obligations under this Agreement and all related documents referred to herein.
(iv)    Lessor is duly qualified to do business in the jurisdiction in which it was organized, and this Agreement and all related documents hereto have been duly authorized, validly executed and delivered by Lessor and constitute as valid, legal and binding obligation of Lessor, enforceable against Lessor in accordance with their respective terms, except to the extent that enforcement or remedies may be limited under applicable bankruptcy and insolvency laws.
(b)    Lessor’s Disclaimer of Warranties. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE AIRCRAFT IS LEASED “AS IS” AND LESSOR NEITHER MAKES NOR SHALL BE DEEMED TO HAVE MADE, AND HEREBY EXPRESSLY DISCLAIMS, AND LESSEE, EXPRESSLY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, WORKMANSHIP, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE AIRCRAFT, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF.
(c)    Survival. The representations and warranties of Lessor contained in this Section 6 shall survive the expiration or termination of this Agreement.
7.    Representations and Warranties of Lessee.
(a)    Lessee hereby represents and warrants to Lessor the following:
(i)    Lessee has adequate power and capacity to enter into and perform Lessee’s obligations under this Agreement and all related documents referred to herein.
(ii)    Lessee is duly qualified to do business in the jurisdiction in which it was organized, and this Agreement and all related documents hereto have been duly authorized, validly executed and delivered by Lessee and constitute the valid, legal and binding obligation of Lessee, enforceable against Lessee in accordance with their respective terms, except to the extent that enforcement or remedies may be limited under applicable bankruptcy and insolvency laws.
(b)    The representations and warrantees of Lessee contained in this Section 7 shall survive the expiration or termination of this Agreement.
8.    Miscellaneous.
(a)    Title. Title to the Aircraft shall remain vested in Lessor during the Term and the Aircraft shall be registered at the FAA in the name of Lessor. Lessee shall have no right, title or interest in or to the Aircraft except as expressly provided herein and shall take no action that would impair the continued registration of the Aircraft at the FAA in the name of Lessor. Lessee shall not file or record this Agreement as a lien with the FAA. Lessee shall do or cause to be done any and all acts and things which may be required to perfect and preserve the interest and title of Lessor to the Aircraft with any jurisdiction in which Lessee may operate the Aircraft and Lessee shall also do or cause to be done any and all acts and things which may be required under the terms of any other agreement, treaty, convention, pact or by any practice, customs or understanding involving any country or state in which Lessee may operate, as may be necessary or helpful, or as Lessor may reasonably request, to perfect and preserve the rights of Lessor within the jurisdiction of any such country or state.
(b)    Liens. Except as provided herein, Lessee will not directly or indirectly create, incur, assume or suffer to exist any liens on or with respect to (i) the Aircraft or any part thereof, (ii) Lessor’s title thereto or (iii) any interest of Lessor therein. Lessee will promptly, at its own expense, take such action as may be necessary to discharge any such lien.
(c)    Defaults.
(i)    Each of the following events shall constitute an “Event of Default” hereunder (whatever the reason and whether it shall be voluntary or involuntary, or come about or be effected by operation of law, or be pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (A) if Lessee shall fail to pay when due any sum under this Agreement and such failure shall continue for a period of fifteen (15) business days after oral, facsimile, or written notice has been given by Lessor to Lessee; (B) if Lessee shall fail to perform any covenant or agreement contained herein, and such failure shall continue for a period of fifteen (15) days after notice thereof shall have been given in writing; (C) if any representation or warranty made by Lessee in this Agreement or any agreement, document or certificate delivered by Lessee in connection herewith is or shall become incorrect in any material respect; (D) if Lessee shall operate the Aircraft in violation of any applicable law, regulation, rule or order of any governmental authority having jurisdiction thereof or shall operate the Aircraft when the insurance required hereunder shall not be in effect; (E) if any proceedings shall be commenced under any bankruptcy, insolvency, reorganization, readjustment of debt, receivership or liquidation law or statute of any jurisdiction; or (F) if any such proceedings shall be instituted against either party and shall not be withdrawn or terminated within thirty (30) days after their commencement.
(ii)    Upon the occurrence of any Event of Default, the non-defaulting party may, at its option, exercise any or all remedies available at law or in equity, including, without limitation, any or all of the following remedies, as such non-defaulting party in its sole discretion shall elect: (A) by notice in writing, terminate this Agreement immediately, whereupon all rights of Lessee to the use or possession of the Aircraft or any part thereof shall absolutely cease and terminate but Lessee shall remain liable as hereinafter provided; and thereupon Lessee, if so requested by Lessor, shall at its expense promptly return the Aircraft as required by this Agreement or Lessor, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of and remove the same by summary proceedings or otherwise. Lessee specifically authorizes Lessor’s entry upon any premises where the Aircraft may be located for the purpose of, and waives any cause of action it may have arising from, a peaceful retaking of the Aircraft; or (B) perform or cause to be performed any obligation, covenant or agreement of the defaulting party hereunder. In the event Lessee is the defaulting party,

Lessee agrees to pay all costs and expenses incurred by Lessor for such performance and acknowledges that such performance by Lessor shall not be deemed to cure said Event of Default.
(iii)    Lessee shall be liable for all costs, charges and expenses, including reasonable legal fees and disbursements, incurred by Lessor by reason of the occurrence of any Event of Default, for which Lessee is the defaulting party, or the exercise of Lessor’s remedies with respect thereto. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available at law or in equity. Lessor shall not be deemed to have waived any default, Event of Default or right hereunder unless the same is acknowledged in writing by a duly authorized representative of Lessor. No waiver by Lessor of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Lessor in exercising any rights granted it hereunder upon any occurrence of any such right upon the continuation or recurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Lessor shall not exhaust the same or constitute a waiver of any other right provided herein.
(d)    Assignment. This Agreement shall be binding upon Lessor, Lessee and their respective successors and assigns, except that Lessee may not assign or transfer any of its rights hereunder without first obtaining the prior written consent of Lessor. Subject to the immediately preceding sentence, this Agreement shall inure to the benefit of Lessor and Lessee and their respective successors and assigns.
(e)    Notices. Any notice required or allowed by this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by delivery in person, by facsimile (with simultaneous confirmation copy sent by certified mail properly addressed and postage prepaid), or by a reputable overnight courier service or by certified mail, postage prepaid, addressed as follows (or at such other address as the parties shall designate from time to time in writing):

Lessor:	JJ Spud LLC

Attn: Joshua G. James
Fax:

Lessee:	Domo, Inc. 772 E. Utah Valley Dr. American Fork, UT 84003 Attn: General Counsel
(f)    Severability. If any clause or provision of this Agreement shall be held to be illegal, invalid or unenforceable under present or future laws effective during this Agreement, it is the intention of the parties hereto that the remainder of the Lease shall not be affected thereby.

(g)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise between the parties hereto not embodied herein shall be of any force or effect.
(h)    Amendment and Modifications. This terms of this Agreement shall not be waived, varied, contradicted, explained, amended or changed except by written instrument signed by both parties.
(i)    Force Majeure. No party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, if such failure results from any act of God, riot, war, civil unrest, flood, earthquake or other cause beyond such party’s reasonable control (including any mechanical, electronic or communications failure, but excluding failure caused by a party’s financial condition or negligence).
(j)    Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.
(k)    Attorneys’ Fees. If any party brings an action or proceeding to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees.
(l)    Physical Copy of Sublease. The parties shall keep a legible copy of this Agreement in the Aircraft at all times.
(m)    Governing Law; Venue. This Agreement shall be construed under the laws of the State of Utah. Venue for any legal proceeding or action, at law or in equity, arising out of or construing this Agreement shall lie in the state courts of Utah County, Utah.
9.    Truth-in-Leasing.
(a)    LESSOR CERTIFIES, TO LESSOR’S KNOWLEDGE, THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FARS FOR THE TWELVE MONTHS PRECEDING THE EFFECTIVE DATE (IT BEING UNDERSTOOD THAT LESSOR HAS NOT OWNED THE AIRCRAFT FOR THE ENTIRE TWELVE (12)-MONTH PERIOD PRIOR TO THE EFFECTIVE DATE).
(b)    LESSEE, WHOSE NAME AND ADDRESS ARE SET FORTH HEREIN, CERTIFIES THAT IT (i) IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT AND (ii) UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH PART 91 OF THE FARS.
(c)    LESSEE ACKNOWLEDGES THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FARS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS OFFICE, GENERAL AVIATION DISTRICT OFFICE OR AIR CARRIER DISTRICT OFFICE.

(d)    FAA Notification: in accordance with FAR 91.23. Promptly upon execution of this Agreement or as soon as reasonably practicable thereafter the following actions shall be taken: (i) Lessor shall place a copy of this Agreement aboard the Aircraft; (ii) for truth in leasing purposes, Lessee shall mail a copy of this Agreement to the FAA Aircraft Registration Branch, Attn: Technical Section, P.O. Box 25724, Oklahoma City, OK 73125 within twenty-four (24) hours of execution; and (iii) Lessee shall notify the FAA at least forty-eight (48) hours prior to the first flight of the Aircraft under this Agreement and inform the FAA of (A) the location of the airport of departure, (B) the departure time and (C) the FAA registration number of the Aircraft.
[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the Effective Date.

“LESSOR”:

JJ SPUD LLC,
a Utah limited liability company

By:	/s/ Joshua G. James
Name:	Joshua G. James
Title:	Manager

“LESSEE”:

DOMO, INC.

By:	/s/ Bruce Felt
Name:	Bruce Felt
Title:	CFO

[Signature Page to Non-Exclusive Aircraft Dry Lease Agreement]

EXHIBIT A
DESCRIPTION OF AIRCRAFT

Airframe Time	Engines: Williams FJ44-3A

2,772.9 Hours	#1	#2
	2,772.9 Hrs	2.772.9 Hrs
2,000 Landings	2,000 cycles	2,000 cycles
CAMP/CESCOM Maintenance Tracking Program
Avionics

Collins Proline 21 with 3 Adaptive flight displays	Collins GPS-4000A
Autopilot	TCAS-4000 w/ Change 7
Collins 850 Radar w/Turbulence Detection	Universal CVR-120
Collins FMC-3100 FMS	Artex 453-5060 Emer Locator
Dual Collins Nav 4000	Mark V EGPWS w/ Windshear
Collins FSU-5010	Collins HF provisions
Dual Collins 4000 DME	Collins 4000 Radio Altimeter
Dual Collins TDR-94D XPDR	Dual Collins VHF-4000/ 8.33
Garmin 500 GPS
Features/Options

Electronic Jeppesen Charts	Upgraded IFIS & Full Bezel PFD
Enhanced Collins XM Graphical Weather	Belted Lavatory Seat
(2) 115 Vac Outlets	Enhanced IFIS Map Overlays
LCD Cabin Moving Map Display	Recognition Pulselight Sys
Interior
7 cabin seats, consisting of a single side facing divan opposite entry door, four place club seating with stowable tables and two forward facing seats aft of the club along with a belted potty making it a total of (8) seats. All fire blocked, done in Light Sand leather. Cabinetry and individual tables are done in rich warm high gloss deep red oak veneer. Interior is tastefully done and in excellent condition with seat leather reconditioned by Duncan Aviation and carpet replaced by Duncan Aviation.
Forward Galley offers, single hot liquid container, cold drink/ice drawer with overboard manual drain, Left and right side snack and storage cabinets.

Exhibit A- 1

Exterior
Overall Matterhorn White, Dark Blue Base with silver stripping.
Completed By WestStar Aviation, Grand Junction, CO. January 2013.
Manuals and Soft Goods

Pilot Manuals for :
L3 TAWS	Honeywell GPWS MKVI TCAS 4000
Collins FMS 3100	Collins Proline2l System Cj3Pilot Flight manual
Planning and Performance CJ3 Operations Handbook

Aircraft Logbooks	Engine Logbooks	Engine Covers
Window Suncovers	Normal & Abnormal Checklists
Cargo Net	Nose Jack Pad	Mooring/Tow Kit
Carpet aisle runner	Vinyl aisle runner	Paint Touch up kit
2-Telex 850 headsets	HF Radio antenna kit.	FADEC cable kit
Williams Engine CDs	Collins IFIS CDs

Exhibit A- 2